UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

NCR CORPORATION

(Exact name of registrant specified in its charter)

Commission File Number: 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2018, NCR Corporation (“NCR” or the “Company”) entered into a Master Hardware Supply Agreement (the “Agreement”) with Universal Global Scientific Industrial Co., Ltd. (“USI”). The Agreement provides for NCR to obtain manufacturing services from USI for NCR’s point of sale and outdoor payment terminals (Optic), as well as NCR-designed motherboard assemblies. Once manufacturing is transitioned, the outsourced manufacturing services will cover products that the Company is currently producing in its Columbus, Georgia area manufacturing plants, which will be closed.

The initial term of the Agreement is three years, and the Agreement renews automatically for one-year periods thereafter unless NCR provides timely written notice of intent to terminate. The Agreement requires USI to manufacture the covered products in accordance with the specifications and quality standards that are implemented in NCR’s existing manufacturing facilities. The Company will purchase covered products from USI to fulfill NCR customer orders, at agreed pricing for initial covered product models. Agreed-upon price calculations will be applied for future adjustments including cost reductions and the addition of models and features. The Agreement also contains customary representations and warranties, limitations on liabilities, and indemnification obligations.

USI, a provider of worldwide manufacturing services and solutions, had been producing and assembling NCR-designed electronic subassemblies for NCR prior to entry into this Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: July 3, 2018	By:	/s/ Edward Gallagher
Edward Gallagher
Senior Vice President, General Counsel and Secretary